EXECUTION VERSION

SECOND AMENDED AND RESTATED
CRUDE PIPELINES AND TANKAGE AGREEMENT
This Second Amended and Restated Crude Pipelines and Tankage Agreement (this “Agreement”) is being entered into on July 16, 2013, by and among:

1.	Navajo Refining Company, L.L.C., a Delaware limited liability company (“Navajo Refining”),

2.	Holly Refining & Marketing Company – Woods Cross LLC (formerly Holly Refining & Marketing Company – Woods Cross), a Delaware limited liability company (“Holly Refining – Woods Cross”), and

3.
HollyFrontier Refining & Marketing LLC (formerly known as Holly Refining & Marketing Company), a Delaware limited liability company (“HFRM”, together with Navajo Refining and Holly-Refining – Woods Cross, the “HollyFrontier Entities”),

4.	Holly Energy Partners-Operating, L.P., a Delaware limited partnership (the “Operating Partnership”),

5.	HEP Pipeline, LLC, a Delaware limited liability company (“HEP Pipeline”), and

6.	HEP Woods Cross, L.L.C., a Delaware limited liability company (“HEP Woods Cross”, together with the Operating Partnership and HEP Pipeline, the “Partnership Entities”).

This Agreement amends and restates in its entirety the First Amended Pipelines Agreement. Each of the HollyFrontier Entities and the Partnership Entities are individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:
WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of February 25, 2008 (the “Purchase Agreement”) by and among Holly, Navajo Refining, Navajo Pipeline and Woods Cross Refining (collectively, the “Seller Parties”) and the Partnership, the Operating Partnership, HEP Pipeline and HEP Woods Cross (collectively, the “Buyer Parties”), the Seller Parties transferred and conveyed to the Buyer Parties, and the Buyer Parties acquired, certain assets, including certain of the Drop-Down Assets;
WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement the Seller Parties and the Buyer Parties entered into the Original Pipelines Agreement, pursuant to which the Seller Parties continued to transport Crude Oil and Refined Product in the Drop-Down Assets and the Partnership provides transportation services to the Seller Parties;

WHEREAS, in connection with that certain Asset Purchase Agreement dated as of December 1, 2009 by and among Holly, Navajo Pipeline, and HEP Pipeline, Navajo Pipeline transferred and conveyed to HEP Pipeline the Beeson Pipeline, the HollyFrontier Entities and the Partnership Entities amended and restated the Original Pipelines Agreement and entered into the First Amended Pipelines Agreement to, among other things, address lease connection expenses and provide for a volume incentive tariff;
WHEREAS, on November 16, 2011, the HollyFrontier Entities and the Partnership Entities entered into that certain Letter Agreement regarding the First Amended Pipelines Agreement (the “Letter Agreement”) to, among other things, clarify the method by which certain payments due from the HollyFrontier Entities to the Partnership Entities pursuant to the First Amended Pipelines Agreement are calculated; and
WHEREAS, in connection with the Malaga TSA, the Parties desire to amend and restate the First Amended Pipelines Agreement, as supplemented by the Letter Agreement, as provided herein.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:
Section 1.Definitions
Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth in Annex A.
Section 1.    Agreement to Use Services Relating to Pipelines and Tankage.
This Agreement sets forth a commercial arrangement consistent with historical operational practices between the HollyFrontier Entities and the Partnership Entities as well as the objectives of the Parties. The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth revenues to the Partnership Entities to be paid by the HollyFrontier Entities and requires the Partnership Entities to provide certain transportation and storage services to the HollyFrontier Entities. The principal objective of the Partnership Entities is for the HollyFrontier Entities to meet or exceed their obligations with respect to the Minimum Pipeline Revenue Commitment, and to meet their obligations with respect to the Tankage Revenue Commitment and the Roswell Terminal Payment. The principal objective of the HollyFrontier Entities is for the Partnership Entities to provide services to the HollyFrontier Entities in a manner that enables the HollyFrontier Entities to operate their assets in a manner as favorably as their historical practice when the HollyFrontier Entities were the owners of the Drop-Down Assets.
(a)    Minimum Pipeline Revenue Commitment. During the Term and subject to the terms and conditions of this Agreement, the HollyFrontier Entities agree as follows:
(i)    Minimum Pipeline Revenue Commitment. Subject to Section 3, the HollyFrontier Entities will ship the Product indicated in the following table, using the Pipeline Asset indicated for such Product, which shipments will, in the aggregate, have the quantity and consistency that will produce the revenue per Contract Year or Contract Quarter indicated in the final column as a result of the tariffs charged to the HollyFrontier Entities under this Agreement (in each case, as may be adjusted pursuant to Section 2(q)(i) and Schedule I attached hereto):

Pipeline Assets	Product	Minimum Revenue to Partnership Entities for Shipments on such Pipeline Assets
Crude Oil Trunk Pipelines	Crude Oil	$13,552,450 per Contract Year (the “Minimum Trunk Pipeline Revenue Commitment”)
Crude Oil Gathering Pipelines and store at the Artesia Crude Oil Pipeline Tankage and the Lovington Crude Oil Pipeline Tankage	Crude Oil	$9,125,000 per Contract Year (the “Minimum Gathering Pipeline Revenue Commitment”)
Woods Cross Pipelines	Crude Oil and Refined Product	$730,000 per Contract Year (the “Minimum Woods Cross Pipeline Revenue Commitment”)
Roswell Products Pipeline	Refined Product	$35,000 per Contract Quarter (the “Minimum Roswell Pipeline Revenue Commitment”)

Notwithstanding the foregoing, in the event that the end of the Term occurs on any date other than the final day of a Contract Year or Contract Quarter (as applicable), then the Minimum Trunk Pipeline Revenue Commitment, Minimum Gathering Pipeline Revenue Commitment, Minimum Woods Cross Pipeline Revenue Commitment, and Minimum Roswell Pipeline Revenue Commitment for the final Contract Year or Contract Quarter (as applicable) shall each be prorated based upon the number of days actually in such contract year or contract quarter and the final Contract Year or Contract Quarter (as applicable). The amount of the Minimum Trunk Pipeline Revenue Commitment, Minimum Gathering Pipeline Revenue Commitment, Minimum Woods Cross Pipeline Revenue Commitment and Minimum Roswell Pipeline Revenue Commitment applicable to each Contract Quarter shall be calculated by multiplying the annual revenue commitment for each such amount set forth on Schedule I by a fraction, the numerator of which shall be actual number of days in such Contract Quarter and the denominator of which shall be the total number of days in the Contract Year in which such Contract Quarter is included.
(ii)    Service Disruption. If the HollyFrontier Entities are unable for a period in excess of thirty (30) consecutive days to transport on any of the Pipeline Assets the respective volumes of Crude Oil and Refined Product required to meet the Minimum Pipeline Revenue Commitment as a result of the Partnership Entities’ operational difficulties, prorationing, or the inability to provide the following minimum capacities during such thirty (30) day consecutive period:

Pipeline Assets	Minimum Capacity
Crude Oil Trunk Pipelines	79,000 bpd (the “Trunk Pipeline Minimum Capacity”)
Crude Oil Gathering Pipelines (including storage in the Artesia Crude Oil Pipeline Tankage and Lovington Crude Oil Pipeline Tankage, but excluding storage in the Refinery Tankage)
Effective Time until the fifth anniversary of the Effective Time: 50,000 bpd capacity;
Commencing on the fifth anniversary of the Effective Time until the tenth anniversary of the Effective Time: 47,500 bpd capacity; and
Commencing on the tenth anniversary of the Effective Time until the expiration of the Term: 45,000 bpd capacity
(collectively, the “Gathering Pipeline Minimum Capacity”)

Woods Cross Pipelines	8,000 bpd capacity (the “Woods Cross Minimum Capacity”)
Roswell Products Pipeline	a proportionate amount of 36,000 bpq capacity (the “Roswell Pipeline Minimum Capacity”)

then upon written notice by the HollyFrontier Entities to the Partnership Entities (which notice shall be given reasonably promptly after the expiration of such 30 day consecutive period), the Minimum Pipeline Revenue Commitment, as affected, will be reduced for such period of time by an amount equal to: (A) the volume of Crude Oil or Refined Product that the HollyFrontier Entities were unable to transport on any of the Pipeline Assets, as applicable, as a result of the Partnership Entities’ operational difficulties, prorationing or inability to provide the Trunk Pipeline Minimum Capacity, the Gathering Pipeline Minimum Capacity, the Woods Cross Minimum Capacity or the Roswell Pipeline Minimum Capacity, as applicable, multiplied by (B) the applicable tariffs. This Section 2(a)(ii) shall not apply in the event the Partnership Entities give notice of a Force Majeure event in accordance with Section 3, in which case the HollyFrontier Entities’ Minimum Pipeline Revenue Commitment shall be suspended in accordance with and as provided in Section 3.
(b)    Tariffs and Tankage Fees.
(i)    Tariff Rates. The HollyFrontier Entities shall pay to the Partnership Entities the applicable tariff rates (as such tariff rate may be revised pursuant to Section 2(q)(ii)) for making shipments of Crude Oil and/or Refined Product on the Pipeline Assets pursuant to this Agreement, as follows (in each case, as such exhibit may be amended from time-to-time in accordance with this Agreement):
(A) service on the Crude Oil Trunk Pipelines as set forth in Exhibit A attached hereto;
(B) service on the Crude Oil Gathering Pipelines as set forth in Exhibit B attached hereto;
(C) service on the Woods Cross Pipelines as set forth in Exhibit C attached hereto; and

(D) service on Roswell Product Pipeline as set forth in Exhibit D attached hereto.
The rules and regulations governing service on the Pipeline Assets shall be as set forth in the applicable rules and regulations tariffs with respect to such service. The Partnership Entities shall have the right to change the tariff rates applicable to the Pipeline Assets in the event that the Partnership Entities incur increased expenses (or lower revenues) or capital costs, as a direct result of a change in the quality and/or consistency of the Crude Oil or Refined Product, as applicable, and to the extent thereof.
(ii)    Renegotiation of Tariff Rates. In the event that Crude Oil throughput at the Artesia Refinery and/or the Lovington Refinery exceeds 110,000 bpd or if Crude Oil viscosity exceeds 50 SSU on greater than 10,000 bpd of such Crude Oil throughput at the Artesia Refinery and/or the Lovington Refinery, and the Partnership Entities incur increased expenses (or lower revenues) or capital costs, as a direct result thereof, the Parties will renegotiate the tariff rates in good faith in order to compensate the Partnership Entities on account of such incremental expenses (or lower revenues) or capital costs, which capital costs shall also include a reasonable rate of return. If the HollyFrontier Entities and the Partnership Entities are unable to agree upon renegotiated tariff rates, the renegotiated tariff rates will be determined by binding arbitration in accordance with Section 12(e) of this Agreement.
(iii)    Volume Incentive Tariff. The HollyFrontier Entities shall receive a volume incentive tariff of $0.4246 per barrel as of the date hereof to June 30, 2013, as such incentive may be revised pursuant to Section 2(q)(ii) and Schedule II attached hereto (the “Volume Incentive Tariff”) under the then current applicable tariff on volumes greater than the applicable minimum volumes necessary to meet the portion of the Minimum Gathering Pipeline Revenue Commitment to be shipped during a Contract Quarter, which shall be determined and applied on a quarterly basis for purposes of this Section 2(b)(iii).
(c)    Tankage Revenue Commitment. During the Term the HollyFrontier Entities shall pay the Partnership Entities throughput fees associated with the Refinery Tankage in the amount of $184,000 per month as such amount may be revised pursuant to Section 2(q)(ii) and Schedule III attached hereto (the “Tankage Revenue Commitment”) in exchange for the Partnership Entities providing to the HollyFrontier Entities 613,333 barrels per month of crude oil storage capacity at the Refinery Tankage. .
(d)    Roswell Terminal Operating Expenses and Payment. During the Term and subject to the terms and conditions of this Agreement, the HollyFrontier Entities shall (i) reimburse all operating expenses incurred by the Partnership Entities in their operation of the Roswell Terminal in an economic and prudent manner, in accordance with the normal and customary practices in the industry and Applicable Laws, and consistent with the historical operation of the Roswell Terminal by the HollyFrontier Entities, and (ii) make annual payment to the Partnership Entities in the amount of $100,000 as such amount may be revised pursuant to Section 2(q)(i) and Schedule IV attached hereto (such annual payment, the “Roswell Terminal Payment”).

(e)    Volumetric Gains and Losses. The HollyFrontier Entities shall, during the Term, (i) absorb all volumetric gains in the Crude Oil Trunk Pipelines and Crude Oil Gathering Pipelines, and (ii) be responsible for all volumetric losses in the Crude Oil Trunk Pipelines and the Crude Oil Gathering Pipelines up to a maximum of 0.5%. The Partnership Entities shall be responsible for all volumetric losses in excess of 0.5% in the Crude Oil Trunk Pipelines and Crude Oil Gathering Pipelines during the Term.
(f)    Obligations of the Partnership Entities. During the Term and subject to the terms and conditions of this Agreement, including Section 12(b), the Partnership Entities agree to own or lease, operate and maintain the assets necessary to accept the deliveries from the HollyFrontier Entities and to provide the services required under this Agreement. Notwithstanding the preceding sentence, subject to Section 12(b) of this Agreement and Article V of the Omnibus Agreement, the Partnership Entities are free to sell any of their assets, including assets that provide services under this Agreement, and the Partnership or any of the Partnership Entities are free to merge with another entity (whether or not the Partnership or any of the Partnership Entities is the surviving entity in such merger) and are free to sell all of their assets, including assets that provide services under this Agreement, or all of their equity to another entity at any time. The Partnership Entities shall, upon six (6) months’ prior written notice to the HollyFrontier Entities, except in the event of an emergency or in order to comply with Applicable Law, have the right to discontinue operation with respect to any of the Crude Oil Gathering Pipelines in the event that such operation becomes (i) mechanically unreliable or (ii) uneconomical due to a decline in volume. At the request of the HollyFrontier Entities, and subject in each case to any applicable common carrier proration duties, the Partnership Entities agree to use commercially reasonable efforts to transport by pipeline for the HollyFrontier Entities each month during the Term: (i) quantities of Crude Oil equal to the Trunk Pipeline Minimum Capacity on the Crude Oil Trunk Pipelines; (ii) quantities of Crude Oil equal to the Gathering Pipeline Minimum Capacity on the Crude Oil Gathering Pipelines; (iii) quantities of Crude Oil and Refined Product equal to the Woods Cross Minimum Capacity, collectively, on the Woods Cross Pipelines; and (iv) quantities of Refined Product equal to the Roswell Pipeline Minimum Capacity on the Roswell Products Pipeline. To the extent that the HollyFrontier Entities are entitled to an exception under Section 3 to their obligations under Section 2(a), the corresponding obligations of the Partnership Entities under this Section 2(f) will be proportionately reduced.
(g)    Drag Reducing Agents and Additives. If the Partnership Entities determine that adding drag reducing agents (“DRA”) and additives to the Crude Oil and Refined Products is reasonably required to move Crude Oil and Refined Product in the quantities necessary to meet the HollyFrontier Entities’ schedule or as may be otherwise be required to safely move such quantities of Crude Oil and Refined Product, the Partnership Entities shall provide the HollyFrontier Entities with an analysis of the proposed cost and benefits thereof. In the event that the HollyFrontier Entities agree to use such additives as proposed by the Partnership Entities, the HollyFrontier Entities shall reimburse the Partnership Entities for the costs of adding any additive, including DRA and/or other additives to the Crude Oil and Refined Product. All fuel additives, anti-icers and DRA (collectively, “Additives”) added to the Crude Oil and Refined Product pursuant to this Section 2(g) will be provided by the HollyFrontier Entities at no cost to the Partnership Entities or, if the Partnership Entities provide Additives, then the HollyFrontier Entities agree to reimburse the Partnership Entities for the costs of the Additives.

(h)    Reimbursement for Initial Tank Inspections. The HollyFrontier Entities will, during the period that commences on the Effective Time and ends five (5) years thereafter (the “Initial Tank Inspection Period”), reimburse the Partnership Entities for the actual costs incurred by the Partnership Entities in performing the first regularly scheduled API 653 inspection conducted after the Effective Time of the tanks included within the Tankage Assets (the “Initial Tank Inspections”), and any repairs or tests or consequential remediation that may be required to be made to such Tankage Assets as a result of any discovery made during the Initial Tank Inspections; provided, however, that (i) the HollyFrontier Entities are not obligated to reimburse the Partnership Entities for any costs associated with or arising from any inspection of Relocated Tank 437 or Replacement Tank 439, and (ii) upon expiration of the Initial Tank Inspection Period, all of the obligations of the HollyFrontier Entities pursuant to this Section 2(h) shall terminate, except that the Initial Tank Inspection Period shall be extended if, and only to the extent that (a) inaccessibility of the Tankage Assets during the Initial Tank Inspection Period caused the delay of an Initial Tank Inspection originally scheduled to be performed during the Initial Tank Inspection Period, and (b) the HollyFrontier Entities received notice from the Partnership Entities regarding such delay at the time it occurred.
(i)    Taxes. The HollyFrontier Entities will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Crude Oil and Refined Product delivered by the HollyFrontier Entities for transportation by the Partnership Entities in the Pipeline Assets including, but not limited to, any New Mexico gross receipts and compensating (use) taxes. The HollyFrontier Entities will reimburse the Partnership Entities for the New Mexico gross receipts tax, but not income tax, levied on or with respect to the transportation services provided by the Partnership Entities to the HollyFrontier Entities under this Agreement. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any Applicable Law or authority now in effect or hereafter to become effective which are payable by the any other Party pursuant to this Section 2(i) the proper Party shall promptly reimburse the other Party therefor.
(j)    Timing of Payments. The HollyFrontier Entities will make payments to the Partnership Entities by electronic payment with immediately available funds on a monthly basis during the Term with respect to services rendered or reimbursable costs or expenses incurred by the Partnership Entities under this Agreement in the prior month. Payments not received by the Partnership Entities on or prior to the applicable payment date will accrue interest at the Prime Rate from the applicable payment date until paid.
(k)    Marketing of Transportation and Storage Services. The Partnership Entities may market transportation and storage services to third parties on the Crude Oil Trunk Pipelines or the Crude Oil Gathering Pipelines, provided that (i) the Partnership Entities provide the HollyFrontier Entities with prior written notice describing the purported transportation and/or storage services to the extent permitted by Applicable Law; and (ii) the HollyFrontier Entities remain satisfied that such transportation and storage services marketed by the Partnership Entities has not negatively affected the HollyFrontier Entities’ ability to utilize the Drop-Down Assets in any material respect and the quality and quantity of the Crude Oil has not been materially degraded or otherwise impaired.

(l)    Change in Pipeline Direction; Product Service or Origination and Destination. Without the HollyFrontier Entities’ prior written consent, which shall not be unreasonably withheld, the Partnership Entities shall not (i) reverse the direction of any of the Pipeline Assets; (ii) change, alter or modify the product service of any of the Pipeline Assets; or (iii) change, alter or modify the origination or destination of any of the Pipeline Assets; provided, however, that the Partnership Entities may take any necessary emergency action to prevent or remedy a release of Crude Oil or Refined Product, as applicable, from any of the Pipeline Assets without obtaining the consent required by this Section 2(l). The HollyFrontier Entities shall have the right to reverse the direction of any of the Pipeline Assets if the HollyFrontier Entities agree to (i) reimburse the Partnership Entities for the additional costs and expenses incurred by the Partnership Entities as a result of such change in direction (both to reverse and re-reverse); (ii) reimburse the Partnership Entities for all costs arising out of the Partnership Entities’ inability to perform under any transportation service contract due to the reversal of the direction of the Pipeline Assets; and (iii) pay the flow reversal rates as set forth on Exhibit E, as it may be amended from time-to-time in accordance with this Agreement. The tariff rates applicable to any such flow reversal shall be as set forth on Exhibit E and shall be adjusted each year as provided in Section 2(q)(i).
(m)    Notification of Utilization. Upon request by the Partnership Entities, the HollyFrontier Entities will provide to the Partnership Entities written notification of the HollyFrontier Entities’ reasonable good faith estimate of their anticipated future utilization of any of the Drop-Down Assets as soon as reasonably practicable after receiving such request.
(n)    Scheduling and Accepting Deliveries. The Partnership Entities will use their reasonable commercial efforts to schedule movement and accept deliveries of Crude Oil and Refined Product in a manner that is consistent with the historical dealings between the Parties, as such dealings may change from time to time.
(o)    Increases in Pipeline Tariff Rates and Tankage Fees. If new Applicable Laws are enacted that require the Partnership Entities to make capital expenditures with respect to the Drop-Down Assets, the Partnership Entities may amend the tariff rates in order to recover the Partnership Entities’ cost of complying with these Applicable Laws (including a reasonable return). The HollyFrontier Entities and the Partnership Entities shall use their reasonable commercial efforts to comply with these Applicable Laws, and shall negotiate in good faith to mitigate the impact of these Applicable Laws and to determine the amount of the new tariff rates. If the HollyFrontier Entities and the Partnership Entities are unable to agree on the amount of the new tariff rates that the Partnership Entities will charge, such tariff rates will be determined by binding arbitration in accordance with Section 12(e). Exhibit A, Exhibit B, Exhibit C, Exhibit D or any other applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in tariff rates agreed to in accordance with this Section 2(o).
(p)    Lease Connection Expenses. The Partnership Entities shall construct and add such new lease connection pipelines to the Crude Oil Gathering Pipelines, as requested by the HollyFrontier Entities; provided, however, that the obligation of the Partnership Entities to construct and add such new lease connection pipelines shall be limited to $250,000 per calendar year from the Effective Time through the calendar year ending December 31, 2012, and $275,000 per calendar year from the calendar year beginning January 1, 2013 until the end of the Term (the “Lease Connection Expense Cap”). In the event the HollyFrontier Entities request that the Partnership Entities construct new lease connection pipelines in excess of the Lease Connection Expense Cap, then the Partnership Entities will be reimbursed for costs and expenses incurred by them in excess of the Lease Connection Expense Cap as follows:
(i)    Incremental Capital and Capital Fee. At the end of each calendar year beginning in 2009 and in each subsequent year, the Partnership Entities will calculate the total lease connection expansion capital spent in the prior calendar year and subtract the Lease Connection Expense Cap (such difference, the “Incremental Capital”); provided, however, that no amounts spent regarding the Devon Lease Connection Pipelines shall be included in calculating Incremental Capital. The Partnership Entities shall use the Incremental Capital to calculate a monthly fee (the “Capital Fee”) to provide the Partnership Entities with a simple 15% return calculated over a seven year period. The Capital Fee shall be charged to the HollyFrontier Entities over a seven year period commencing January 1st of the year following the calendar year in which such Incremental Capital was incurred by the Partnership Entities. The Capital Fee is in addition to the previous agreed gathering fee set forth on Exhibit B.
(ii)    Capital Calculation Notice. The Partnership Entities shall provide the HollyFrontier Entities with written notice of their calculation of the Incremental Capital and the Capital Fee (the “Capital Calculation Notice”), as well as supporting documentation, by no later than 30 days following the end of a calendar year.
(iii)    Disagreement over Incremental Capital or Capital Fee. If the HollyFrontier Entities disagree with the Partnership Entities’ calculation of the Incremental Capital or Capital Fee, then the HollyFrontier Entities shall send written notice thereof to the Partnership Entities and a senior officer of HollyFrontier (on behalf of the HollyFrontier Entities) and a senior officer of the Partnership (on behalf of the Partnership Entities) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to the calculation of the Incremental Capital or the Capital Fee. During the 30-day period following the Partnership Entities’ delivery to the HollyFrontier Entities of the Capital Calculation Notice, the HollyFrontier Entities shall have access to the working papers of the Partnership Entities relating to such calculations. If such differences are not resolved within 30 days following the Partnership Entities’ delivery to the HollyFrontier Entities of the Capital Calculation Notice, the HollyFrontier Entities and the Partnership Entities shall, within forty-five (45) days following the Partnership Entities’ delivery to the HollyFrontier Entities of the Capital Calculation Notice, submit any and all matters which remain in dispute to arbitration in accordance with Section 12(e).
(q)    PPI and FERC Oil Pipeline Index Adjustments.
(i)    PPI Adjustments.

A.    The Minimum Roswell Pipeline Revenue Commitment, the Minimum Trunk Pipeline Revenue Commitment, the Minimum Gathering Pipeline Revenue Commitment, the Minimum Woods Cross Pipeline Revenue Commitment and the Roswell Terminal Payment shall be adjusted on July 1 of each Contract Year commencing on July 1, 2008, by an amount equal to the percentage increase, if any, in the PPI rounded to four decimal places.
B.    The change factor shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1). An example for year 2006 change is: [PPI (2005) – PPI (2004)] / PPI (2004) or (155.7 – 148.5) / 148.5 or .0485 or 4.85%. If the PPI index change is negative in a given year then there will be no change in the Minimum Pipeline Revenue Commitment.
(ii)    FERC Oil Pipeline Index Adjustments.
A.    The tariff rates specified in Section 2(b)(i) and the Volume Incentive Tariff shall be adjusted on the first day of each Contract Year (commencing on July 1, 2008 in the case of tariff rates and commencing July 1, 2010 in the case of the Volume Incentive Tariff), by an amount equal to the percentage change, if any, between the two (2) immediately preceding calendar years, in the FERC Oil Pipeline Index.
B.    The amount of the Tankage Revenue Commitment shall be adjusted upward on the first day of each Contract Year commencing on July 1, 2008, by an amount equal to the percentage change, if any, between the two (2) immediately preceding calendar years, in the FERC Oil Pipeline Index. If the percentage change in the FERC Oil Pipeline Index is negative in a given year then there will be no change in the Tankage Revenue Commitment.
(iii)    Replacement Index. If the PPI or the FERC Oil Pipeline Index is no longer published, the HollyFrontier Entities and the Partnership Entities shall negotiate in good faith to agree on a new index that gives comparable protection against inflation or deflation and the same method of adjustment for increases in the new index shall be used to calculate increases in the Minimum Pipeline Revenue Commitment, tariff rates, the Volume Incentive Tariff, Tankage Revenue Commitment, or Roswell Terminal Payment, as applicable. If the HollyFrontier Entities and the Partnership Entities are unable to agree, a new index will be determined by binding arbitration in accordance with Section 12(e), and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases in the Minimum Pipeline Revenue Commitment, tariff rates, the Volume Incentive Tariff, Tankage Revenue Commitment, or Roswell Terminal Payment, as applicable.

(r)    Amendments to Schedules and Exhibits. To evidence the Parties’ agreement to each adjusted Minimum Pipeline Revenue Commitment, tariff rate, Volume Incentive Tariff, Tankage Revenue Commitment, or Roswell Terminal Payment, the Parties may, but shall not be required to execute an amended, modified, revised or updated Schedule or Exhibit, as applicable and attach it to this Agreement. Such amended, modified, revised or updated Schedule or Exhibit shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional schedule or exhibit to this Agreement and shall replace the prior version of the Schedule or Exhibit in its entirety after its date of effectiveness, except as specified therein.
(s)    Crude Oil Trunk Pipelines Volume Measurement. The HollyFrontier Entities will not be charged the tariff rates applicable to services on the Crude Oil Trunk Pipelines for volumes of Crude Oil moved over the 4 inch, 1.2 mile Abo Station to BP Sweet System pipeline (since such volumes of Crude Oil are not ultimately shipped to a HollyFrontier refinery), though such volumes of Crude Oil so shipped may be charged the tariff rates applicable to services on the Crude Oil Gathering Pipelines, as further specified in Section 2(t) below.
(t)    Crude Oil Gathering Pipelines Volume Measurements. The HollyFrontier Entities will be charged the tariff applicable to service on the Crude Oil Gathering Pipelines for all volumes (whether shipped by pipeline or truck) of Crude Oil delivered to the following Crude Oil gathering stations:

• Abo	• Monument Sweet
• Artesia	• North Monument
• Barnsdall	• South Monument
• Baumgart	• Riley
• Beeson	• Russell
• Burton Flats	• Seminole
• Lovington Station 126 - Chevron LACTs	• Wood
• Maljamar Park

Additionally, the measurement points for measuring such volumes shall be as follows (with the stations included or excluded at such measurement points set forth in the parenthetical next to such measurement point):

• Abo
• Artesia (includes Burton Flats)
• Barnsdall
• Beeson (includes Maljamar Park)
• Monument Sour (includes North Monument and South Monument)
• Monument Sweet
• Riley (includes Baumgart)
• Russell (excludes Riley and Baumgart volumes already counted at Riley)
• Wood (includes Seminole)
• Lovington Station 126 – Chevron LACTs

The Parties may, by mutual written agreement, amend the lists above to add or remove stations, or to change measurement points.
Section 2.    Force Majeure
In the event that any Party is rendered unable, wholly or in part, by a Force Majeure event from performing its obligations under this Agreement, then, upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on (“Force Majeure Notice”), the obligations of the Parties, so far as they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused. Any suspension of the obligations of the Parties as a result of this Section 3 for a period of more than thirty (30) consecutive days shall extend the Term (to the extent so affected) for a period equivalent to the duration of the inability set forth in the Force Majeure Notice. The HollyFrontier Entities will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. In the event a Force Majeure event prevents the Partnership Entities or the HollyFrontier Entities from performing substantially all of their respective obligations under this Agreement for a period of more than one (1) year, this Agreement may be terminated by the Partnership Entities or the HollyFrontier Entities by providing written notice thereof to the other Party. Nothing in this Section 3 shall alter the liability of the Partnership Entities as set forth in the applicable rules and regulations tariffs for the Pipeline Assets.
Section 3.    Agreement to Remain Shipper
With respect to any Refined Product that is produced at a Refinery and transported in the Roswell Products Pipeline or Woods Cross Pipelines or any Crude Oil that is acquired by the HollyFrontier Entities and transported on the Crude Oil Trunk Pipelines, Crude Oil Gathering Pipelines or Woods Cross Pipelines and stored in the Artesia Crude Oil Pipeline Tankage or

Lovington Crude Oil Pipeline Tankage, the HollyFrontier Entities agree that they will continue their historical commercial practice of owning such Crude Oil or Refined Product, as applicable, from such point as (i) the Refined Product leaves the Refinery until at least such point as it will not be further transported in the Roswell Products Pipeline or Woods Cross Pipelines and to continue acting in the capacity of the shipper of such Refined Product for their own account at all times that such Refined Product is in the Roswell Products Pipeline or Woods Cross Pipeline; and (ii) the Crude Oil is received into the Crude Oil Trunk Pipelines, Crude Oil Gathering Pipelines or Woods Cross Pipelines by the Partnership Entities until such time that it is delivered to the Artesia Crude Oil Pipeline Tankage at the Artesia Refinery or delivered to the Lovington Crude Oil Pipeline Tankage at the Lovington Refinery.
Section 4.    Agreement Not to Challenge Tariffs
The HollyFrontier Entities agree to any tariff rate changes for the Pipeline Assets in accordance with this Agreement. The HollyFrontier Entities agree (a) not to challenge, nor to cause their Affiliates to challenge, nor to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, in any forum, tariffs (including joint tariffs) of the Partnership Entities that the Partnership Entities have filed or may file containing rates, rules or regulations that are in effect at any time during the Term and regulate the transportation of the Crude Oil or Refined Product, and (b) not to protest or file a complaint, nor cause their Affiliates to protest or file a complaint, nor encourage or recommend to any other Person that it protest or file a complaint, or voluntarily assist in any way any other Person in protesting or filing a complaint, with respect to regulatory filings that the Partnership Entities have made or may make at any time during the Term to change tariffs (including joint tariffs) for transportation of Crude Oil or Refined Product in each case so long as such tariffs, regulatory filings or rates changed do not conflict with the terms of this Agreement.
Section 5.    Effectiveness and Term
This Agreement shall be effective as of the Effective Time, and shall terminate at 12:01 a.m. Dallas, Texas, time on February 28, 2023, unless extended by written mutual agreement of the Parties or as set forth in Section 7 (the “Term”); provided, however, that Section 5 shall survive the termination of this Agreement. The Party(ies) desiring to extend this Agreement pursuant to this Section 6 shall provide prior written notice to the other Parties of its desire to so extend this Agreement; such written notice shall be provided not more than twenty-four (24) months and not less than the later of twelve (12) months prior to the date of termination or ten (10) days after receipt of a written request from another Party (which request may be delivered no earlier than twelve (12) months prior to the date of termination) to provide any such notice or lose such right.
Section 6.    Right to Enter into a New Agreement
(a)    Prior Written Notice. In the event that the HollyFrontier Entities provide prior written notice to the Partnership Entities of the desire of the HollyFrontier Entities to extend this Agreement by written mutual agreement of the Parties, the Parties shall negotiate in good faith to extend this Agreement by written mutual agreement, but, if such negotiations fail to produce a written mutual agreement for extension by a date six months prior to the termination date, then the Partnership

Entities shall have the right to negotiate to enter into one or more pipeline and tankage agreements with one or more third parties to begin after the date of termination, provided that until the end of one year following termination without renewal of this Agreement, the HollyFrontier Entities will have the right to enter into a new pipelines and tankage agreement with the Partnership Entities on commercial terms that substantially match the terms upon which the Partnership Entities propose to enter into an agreement with a third party for similar services with respect to all or a material portion of the Drop-Down Assets. In such circumstances, the Partnership Entities shall give the HollyFrontier Entities forty-five (45) days prior written notice of any proposed new pipelines and tankage agreement with a third party, and such notice shall inform the HollyFrontier Entities of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and the HollyFrontier Entities shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or the HollyFrontier Entities shall lose the rights specified by this Section 7(a) with respect to the assets that are the subject of such notice.
(b)    No Prior Written Notice. In the event that the HollyFrontier Entities fail to provide prior written notice to the Partnership Entities of the desire of the HollyFrontier Entities to extend this Agreement by written mutual agreement of the Parties pursuant to Section 6, the Partnership Entities shall have the right, during the period from the date of the HollyFrontier Entities’ failure to provide written notice pursuant to Section 6 to the date of termination of this Agreement, to negotiate to enter into a new pipelines and tankage agreement with a third party, provided however that at any time during the twelve (12) months prior to the expiration of the Term, the HollyFrontier Entities will have the right to enter into a new pipelines and tankage agreement with the Partnership Entities on commercial terms that substantially match the terms upon which the Partnership Entities propose to enter into an agreement with a third party for similar services with respect to all or a material portion of the Drop-Down Assets. In such circumstances, the Partnership Entities shall give the HollyFrontier Entities forty-five (45) days prior written notice of any proposed new pipelines and tankage agreement with a third party, and such notice shall inform the HollyFrontier Entities of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and the HollyFrontier Entities shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or the HollyFrontier Entities shall lose the rights specified by this Section 7(b) with respect to the assets that are the subject of such notice.
Section 7.    Notices
(a)    Notices. Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:
Notices to the HollyFrontier Entities:

c/o HollyFrontier Corporation

2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: President
Email address: president@hollyfrontier.com

with a copy, which shall not constitute notice, but is required in order to giver proper notice, to:

c/o HollyFrontier Corporation
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: General Counsel
Email address: generalcounsel@hollyfrontier.com

Notices to the Partnership Entities:

c/o Holly Energy Partners, L.P.
2828 N. Harwood, Suite 1300
Dallas, TX 75201
Attn: President
Email address: president@hollyenergy.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

c/o Holly Energy Partners, L.P.
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: General Counsel
Email address: general.counsel@hollyenergy.com

(b)    Address Change. Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 8.

Section 8.    Deficiency Payments
(a)    Deficiency Notice. As soon as practicable following the end of each Contract Quarter under this Agreement, the Partnership Entities shall deliver to the HollyFrontier Entities a written notice (the “Deficiency Notice”) detailing any failure of the HollyFrontier Entities to meet their obligations under Section 2(a)(i), Section 2(c), Section 2(d) or Section 2(p), provided that the HollyFrontier Entities’ obligations pursuant to the Minimum Trunk Pipeline Revenue Commitment, Minimum Gathering Pipeline Revenue Commitment, Minimum Woods Cross Pipeline Revenue Commitment and the Minimum Roswell Pipeline Revenue Commitment shall, in each case, be assessed on a quarterly basis for the purposes of this Section 9. The Deficiency Notice shall

(i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that the Partnership Entities believe would have been paid by the HollyFrontier Entities to the Partnership Entities if the HollyFrontier Entities had complied with their respective obligations pursuant to Section 2(a)(i), Section 2(c), Section 2(d) or Section 2(p), as applicable (the “Deficiency Payment”). The HollyFrontier Entities shall pay the Deficiency Payment to the Partnership Entities upon the later of: (A) ten (10) days after their receipt of the Deficiency Notice and (B) thirty (30) days following the end of the related Contract Quarter.
(b)    Disagreement regarding Deficiency Notice. If the HollyFrontier Entities disagree with the Deficiency Notice, then, following the payment of the Deficiency Payment to the Partnership Entities, the HollyFrontier Entities shall send written notice thereof to the Partnership Entities and a senior officer of HollyFrontier (on behalf of the HollyFrontier Entities) and a senior officer of the Partnership (on behalf of the Partnership Entities) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. During the 30-day period following the payment of the Deficiency Payment, the HollyFrontier Entities shall have access to the working papers of the Partnership Entities relating to the Deficiency Notice. If such differences are not resolved within thirty (30) days following the payment of the Deficiency Payment, the HollyFrontier Entities and the Partnership Entities shall, within forty-five (45) days following the payment of the Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 12(e).
(c)    Refund. If it is finally determined pursuant to this Section 9 that the HollyFrontier Entities are not required to make any or all of the Deficiency Payment (the “Refund”), the Partnership Entities shall promptly pay to the HollyFrontier Entities the Refund, together with interest thereon at the Prime Rate, in immediately available funds.
(d)    No Carry-Over Deficiency. The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Pipeline Revenue Commitment.
(e)    No Aggregation. The Parties acknowledge and agree that the Minimum Pipeline Revenue Commitment shall not be aggregated for purposes of determining any deficiency pursuant to this Section 9.
(f)    No Right to Setoff. No Party shall have a right to setoff revenue in excess of the minimum revenue commitment of the Minimum Trunk Pipeline Revenue Commitment, the Minimum Gathering Pipeline Revenue Commitment, the Minimum Woods Cross Pipeline Revenue Commitment or the Minimum Roswell Pipeline Revenue Commitment with respect to any deficiency under the Minimum Trunk Pipeline Revenue Commitment, the Minimum Gathering Pipeline Revenue Commitment, the Minimum Woods Cross Pipeline Revenue Commitment or the Minimum Roswell Pipeline Revenue Commitment.

Section 9.    Right of First Refusal The Parties acknowledge the right of first refusal of the HollyFrontier Entities with respect to the Drop-Down Assets provided in the Omnibus Agreement.
Section 10.    Limitation of Damages
(a)    Limitation. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR CLAIMS MADE BY THIRD PARTIES WHICH SHALL NOT BE LIMITED BY THIS PARAGRAPH, THE PARTIES AGREE THAT THE RECOVERY BY ANY PARTY OF ANY LIABILITIES, DAMAGES, COSTS OR OTHER EXPENSES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, OR IN CONNECTION WITH A CLAIM FOR INDEMNIFICATION UNDER THIS SECTION 11, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY; PROVIDED, HOWEVER, THAT SUCH RESTRICTION AND LIMITATION SHALL NOT APPLY (x) AS A RESULT OF A THIRD PARTY CLAIM FOR SUCH INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR (y) TO INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) THAT ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE BREACHING OR NONFULFILLING PARTY OR ITS AFFILIATES.
(b)    HollyFrontier Entity Indemnity. Each HollyFrontier Entity shall indemnify, defend, and hold harmless HEP Operating and its Affiliates from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by such HollyFrontier Entity to the extent resulting or arising from, or attributable to, acts or omissions of such HollyFrontier Entity in connection with the performance of such HollyFrontier Entity’s obligations under this Agreement that constitute negligence.
(c)    HEP Operating Indemnity. HEP Operating shall indemnify, defend, and hold harmless the HollyFrontier Entities and their Affiliates from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the HollyFrontier Entities and their Affiliates, including loss of Crude Oil from the Pipeline System, to the extent resulting or arising from, or attributable, to (i) events and conditions associated with the operation of the Pipeline System, or (ii) acts or omissions of HEP Operating and its Affiliates in connection with the performance of HEP Operating’s obligations under this Agreement that constitute negligence; provided, however, that, with respect to loss of Crude Oil from the Pipeline System, HEP Operating will only be liable for losses in excess of 1,000 barrels with respect to each individual incident of Crude Oil loss.
Section 11.    Miscellaneous
(a)    Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. Any of the exhibits or schedules to this Agreement may be amended, modified, revised or updated by the Parties if each of the Parties executes an amended, modified, revised or updated exhibit or schedule, as applicable, and attaches it to this Agreement. Such amended, modified, revised or updated exhibits or schedules shall be sequentially numbered (e.g. Exhibit A-1, Exhibit A-2, etc.), dated and appended as an additional exhibit or schedule to this Agreement and shall replace the prior exhibit or schedule, as applicable, in its entirety, after its date of effectiveness, except as specified therein. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.
(b)    Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the HollyFrontier Entities, the Partnership Entities and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of the HollyFrontier Entities (in the case of any assignment by the Partnership Entities) or the Partnership Entities (in the case of any assignment by the HollyFrontier Entities), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) the Partnership Entities may make such an assignment (including a partial pro rata assignment) to an Affiliate of the Partnership Entities without the HollyFrontier Entities’ consent, (ii) the HollyFrontier Entities may make such an assignment (including a pro rata partial assignment) to an Affiliate of the HollyFrontier Entities without the Partnership Entities’ consent, (iii) the HollyFrontier Entities may make a collateral assignment of their rights and obligations hereunder, and (iv) the Partnership Entities may make a collateral assignment of their rights hereunder and/or grant a security interest in their rights and obligations hereunder to a bona fide third party lender or debt holder, or trustee or representative for any of them, without the HollyFrontier Entities’ consent, if such third party lender, debt holder or trustee shall have executed and delivered to the HollyFrontier Entities a non-disturbance agreement in such form as is reasonably satisfactory to the HollyFrontier Entities and such third party lender, debt holder or trustee and HollyFrontier executes an acknowledgment of such collateral assignment in such form as may from time to time be reasonably requested. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Parties, their obligations under this Agreement.

(c)    Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
(d)    Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
(e)    Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 11(e) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 11(e) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of the HollyFrontier Entities, the Partnership Entities or any of their Affiliates and (ii) have not less than seven (7) years’ experience in the petroleum transportation industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. The HollyFrontier Entities, the Partnership Entities and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between the HollyFrontier Entities, the Partnership Entities or their Affiliates to the extent that the issues raised in such disputes are related. Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.
(f)    Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
(g)    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
(h)    Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.
(i)    No Novation. This Agreement shall be considered an amendment and restatement of the Original Pipelines Agreement, and the Original Pipelines Agreement is hereby ratified, approved and confirmed in every respect. This Agreement is not intended to constitute a novation of the Original Pipelines Agreement and all of the obligations owing by the Parties under the Original Pipelines Agreement shall continue (and from and after the date of this Agreement, as amended hereby).
Section 12.    Guarantee by HollyFrontier
(a)    Payment Guaranty. HollyFrontier unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to the Partnership Entities the punctual and complete payment in full when due of all amounts due from the HollyFrontier Entities under this Agreement (collectively, the “HollyFrontier Payment Obligations”). HollyFrontier agrees that the Partnership Entities shall be entitled to enforce directly against HollyFrontier any of the HollyFrontier Payment Obligations.
(b)    Guaranty Absolute. HollyFrontier hereby guarantees that the HollyFrontier Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of HollyFrontier under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of HollyFrontier under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
(i)    any assignment or other transfer of this Agreement or any of the rights thereunder of the Partnership Entities;
(ii)    any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;
(iii)    any acceptance by the Partnership Entities of partial payment or performance from the HollyFrontier Entities;
(iv)    any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to the HollyFrontier

Entities or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;
(v)    any absence of any notice to, or knowledge of, Holly, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
(vi)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
The obligations of HollyFrontier hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HollyFrontier Payment Obligations or otherwise.
(c)    Waiver. HollyFrontier hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HollyFrontier Payment Obligations and any requirement for the Partnership Entities to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the HollyFrontier Entities, any other entity or any collateral.
(d)    Subrogation Waiver. HollyFrontier agrees that for so long as there is a current or ongoing default or breach of this Agreement by any of the HollyFrontier Entities, HollyFrontier shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from the HollyFrontier Entities for any payments made by HollyFrontier under this Section 13, and HollyFrontier hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against the HollyFrontier Entities during any period of default or breach of this Agreement by any of the HollyFrontier Entities until such time as there is no current or ongoing default or breach of this Agreement by the HollyFrontier Entities.
(e)    Reinstatement. The obligations of HollyFrontier under this Section 13 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HollyFrontier Payment Obligations is rescinded or must otherwise be returned to the HollyFrontier Entities or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of the HollyFrontier Entities or such other entity, or for any other reason, all as though such payment had not been made.
(f)    Continuing Guaranty. This Section 13 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the HollyFrontier Payment Obligations, (ii) be binding upon Holly, its successors and assigns and (iii) inure to the benefit of and be enforceable by the Partnership Entities and their respective successors, transferees and assigns.

(g)    No Duty to Pursue Others. It shall not be necessary for the Partnership Entities (and HollyFrontier hereby waives any rights which HollyFrontier may have to require the Partnership Entities), in order to enforce such payment by Holly, first to (i) institute suit or exhaust its remedies against the HollyFrontier Entities or others liable on the HollyFrontier Payment Obligations or any other person, (ii) enforce the Partnership Entities’ rights against any other guarantors of the HollyFrontier Payment Obligations, (iii) join the HollyFrontier Entities or any others liable on the HollyFrontier Payment Obligations in any action seeking to enforce this Section 13, (iv) exhaust any remedies available to the Partnership Entities against any security which shall ever have been given to secure the HollyFrontier Payment Obligations, or (v) resort to any other means of obtaining payment of the HollyFrontier Payment Obligations.
Section 13.    Guarantee by the Partnership and Operating Partnership.
(a)    Payment and Performance Guaranty. Each of the Partnership and the Operating Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to the HollyFrontier Entities the punctual and complete payment in full when due of all amounts due from the Partnership Entities under the Agreement (collectively, the “HEP Payment Obligations”) and the punctual and complete performance of all other obligations of the Partnership Entities under this Agreement (collectively, the “HEP Performance Obligations”, together with the HEP Payment Obligations, the “HEP Obligations”). Each of the Partnership and the Operating Partnership agrees that the HollyFrontier Entities shall be entitled to enforce directly against the Partnership and the Operating Partnership any of the HEP Obligations.
(b)    Guaranty Absolute. Each of the Partnership and the Operating Partnership hereby guarantees that the HEP Payment Obligations will be paid, and the HEP Performance Obligations will be performed, strictly in accordance with the terms of this Agreement. The obligations of each of the Partnership and the Operating Partnership under this Agreement constitute a present and continuing guaranty of payment and performance, and not of collection or collectability. The liability of each of the Partnership and the Operating Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
(i)    any assignment or other transfer of the Agreement or any of the rights thereunder of the HollyFrontier Entities;
(ii)    any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;
(iii)    any acceptance by the HollyFrontier Entities of partial payment or performance from the Partnership Entities;
(iv)    any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Partnership Entities or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;

(v)    any absence of any notice to, or knowledge of, the Partnership or the Operating Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
(vi)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
The obligations of each of the Partnership and the Operating Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Obligations or otherwise.
(c)    Waiver. Each of the Partnership and the Operating Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Payment Obligations and any requirement for the HollyFrontier Entities to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Partnership Entities, any other entity or any collateral.
(d)    Subrogation Waiver. Each of the Partnership and the Operating Partnership agrees that for so long as there is a current or ongoing default or breach of this Agreement by any of the Partnership Entities, the Partnership and the Operating Partnership shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from the Partnership Entities for any payments made by the Partnership or the Operating Partnership under this Section 14, and each of the Partnership and the Operating Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against the Partnership Entities during any period of default or breach of this Agreement by any of the Partnership Entities until such time as there is no current or ongoing default or breach of this Agreement by the Partnership Entities.
(e)    Reinstatement. The obligations of the Partnership and the Operating Partnership under this Section 14 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Payment Obligations is rescinded or must otherwise be returned to the Partnership Entities or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of the Partnership Entities or such other entity, or for any other reason, all as though such payment had not been made.
(f)    Continuing Guaranty. This Section 14 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment and/or performance in full of all of the HEP Payment Obligations, (ii) be binding upon the Partnership, the Operating Partnership, and each of their respective successors and assigns and (iii) inure to the benefit of and be enforceable by the HollyFrontier Entities and their respective successors, transferees and assigns.

(g)    No Duty to Pursue Others. It shall not be necessary for the HollyFrontier Entities (and each of the Partnership and the Operating Partnership hereby waives any rights which the Partnership or the Operating Partnership, as applicable, may have to require the HollyFrontier Entities), in order to enforce such payment by the Partnership or the Operating Partnership, first to (i) institute suit or exhaust its remedies against the Partnership Entities or others liable on the HEP Obligations or any other person, (ii) enforce the HollyFrontier Entities’ rights against any other guarantors of the HEP Obligations, (iii) join the Partnership Entities or any others liable on the HEP Obligations in any action seeking to enforce this Section 14, (iv) exhaust any remedies available to the HollyFrontier Entities against any security which shall ever have been given to secure the HEP Obligations, or (v) resort to any other means of obtaining payment of the HEP Obligations.
[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.
PARTNERSHIP ENTITIES:

HOLLY ENERGY PARTNERS - OPERATING, L.P.

By: /s/ Bruce R. Shaw
Bruce R. Shaw
President

HEP WOODS CROSS, L.L.C.
HEP PIPELINE, L.L.C.

By: HOLLY ENERGY PARTNERS —
OPERATING, L.P.,
Sole Member

By: /s/ Bruce R. Shaw
Bruce R. Shaw
President

HOLLYFRONTIER ENTITIES:

NAVAJO REFINING COMPANY, L.L.C.
HOLLY REFINING & MARKETING
COMPANY – WOODS CROSS LLC
HOLLYFRONTIER REFINING &
MARKETING LLC

By: /s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer and President

[Signature Page 1 of 2 to the Second Amended and Restated Crude Pipelines and Tankage Agreement]

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 2(p)(iii),
Section 9(b) AND Section 13 AND
ACKNOWLEDGING THE SECOND AMENDMENT
AND RESTATEMENT OF THE ORIGINAL
PIPELINES AGREEMENT:

HOLLYFRONTIER CORPORATION

By: /s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer and President

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 2(p)(iii),
Section 9(b), Section 12(f) AND Section 14
AND ACKNOWLEDGING THE SECOND AMENDMENT
AND RESTATEMENT OF THE ORIGINAL
PIPELINES AGREEMENT:

HOLLY ENERGY PARTNERS, L.P.

By:    HEP Logistics Holdings, L.P.,
its General Partner

By:    Holly Logistic Services, L.L.C.,
its General Partner

By: /s/ Bruce R. Shaw
Bruce R. Shaw
President

[Signature Page 2 of 2 to the Second Amended and Restated Crude Pipelines and Tankage Agreement]

Annex A

Definitions

“Affiliate” means, with to respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (a) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any person and (c) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the HollyFrontier Entities, on the one hand, and the Partnership Entities, on the other hand, shall not be considered affiliates of each other.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination of, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
“Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between any of the Partnership Entities, on the one hand, and any of the HollyFrontier Entities, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
“Artesia Crude Oil Pipeline Tankage” means the following crude oil tankage associated with the Artesia Delivery System:
(a) Abo Station Tank 1007;
(b) Artesia Station Tank 970;
(c) Barnsdall Station Tank 1028;
(d) Beeson Station Tanks 972 and 973;
(e) Maljamar Park Station Tanks 46, 47 and 48; and
(f) Henshaw Station Tanks 1048 and 1049.

Annex A

“Artesia Delivery System” means
(a) the following crude oil pipelines:
(i) the Beeson to North Artesia pipeline (6-inch) – 11 miles;
(ii) the Barnsdall to North Artesia pipeline (4/6-inch) – 7 miles;
(iii) the Barnsdall jumper pipeline to Lovington pipeline (8-inch) – 2 miles;
(iv) the Artesia Station to North Artesia pipeline (4-inch) – 4 miles;
(v) the North Artesia to Evans Junction pipeline (8-inch) – 6 miles;
(vi) the Abo to Evans Junction pipeline (6-inch) – 1.2 miles; and
(vii) the Artesia to Bad Luck pipeline (12-inch) – 13 miles and
(b) the Artesia Crude Oil receiving, metering and handling facilities.
“Artesia Refinery” means the refining facilities owned by Navajo Refining in Artesia.
“bpd” means barrels per day.
“bpq” means barrels per quarter.
“Beeson Pipeline” means the 37-mile Crude Oil pipeline from Beeson station to Lovington, New Mexico (8-inch).
“Buyer Parties” has the meaning set forth in the recitals to this Agreement.
“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
“Contract Quarter” means a three-month period that commences on July 1, October 1, January 1, or April 1, and ends on September 30, December 31, March 31 or June 30, respectively, except that the initial Contract Quarter commenced on March 1, 2008.
“Contract Year” means a year that commences on July 1 and ends on the last day of June, except that the initial Contract Year commenced on March 1, 2008.

Annex A

“Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Crude Oil” means the direct liquid product of oil wells, oil processing plants, the indirect liquid petroleum products of oil or gas wells, oil sands or a mixture of such products, but does not include natural gas liquids or Refined Products.
“Crude Oil Gathering Lease Connection Pipelines” means the following pipelines:
(a) Barnsdall Station lease connection pipelines;
(b) Maljamar Park lease connection pipelines;
(c) Beeson Station lease connection pipelines;
(d) Burton Flats lease connection pipelines;
(e) Abo Station lease connection pipelines;
(f) Artesia Station lease connection pipelines;
(g) Eagle lease connection pipelines;
(h) North Monument lease connection pipelines;
(i) South Monument lease connection pipelines;
(j) Monument Sweet lease connection pipelines;
(k) Russell Station lease connection pipelines;
(l) Riley Station lease connection pipelines;
(m) Wood Station (Seminole Gathering) lease connection pipelines;
(n) Baumgart Station lease connection pipelines;
(o) Chevron Lacts at Lovington Station 126 lease connection pipelines; and
(p) the Devon Lease Connection Pipelines.
“Crude Oil Gathering Pipelines” means the following pipelines:
(a) Abo Station to BP Sweet System (4 inch) – 1.2 miles;
(b) Artesia Station to Abo Trunk Line (6 inch) – 6.5 miles;

Annex A

(c) Maljamar Park to Beeson Station (4 inch) – approximately 14 miles;
(d) Wood Station to Russell Station (6 inch) – 13.5 miles;
(e) Riley Station to Russell Station (6 inch) – 5 miles;
(f) Baumgart Station to Riley Station (6 inch) – 7 miles; and
(g) the Crude Oil Gathering Lease Connection Pipelines.
“Crude Oil Trunk Pipelines” means the Artesia Delivery System, the Lovington Delivery System, and the Beeson Pipeline.
“Devon Lease Connection Pipelines” means the 25 Devon Parkway and Devon Hackberry lease connection pipelines set forth on Exhibit D to the Malaga TSA.
“Drop-Down Assets” means, collectively, the Pipeline Assets and Tankage Assets.
“Effective Time” means 12:01 a.m., Dallas, Texas time, on March 1, 2008.
“First Amended Pipelines Agreement” means that certain Amended and Restated Pipelines and Tankage Agreement entered into on December 1, 2009, to be effective as of January 1, 2009, as amended, among Holly, Navajo Pipeline, Navajo Refining, Woods Cross Refining, the Partnership, the Operating Partnership, HEP Pipeline and HEP Woods Cross.
“Force Majeure” means acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy, wars, blockades, insurrections, civil disturbances, riots; storms, floods, washouts; arrests, the emergency, disaster or crisis order of any Governmental Authority having jurisdiction while the same is in force and effect; explosions, breakage, accident to machinery, storage tanks or lines of pipe; inability to obtain or unavoidable delay in obtaining material or equipment; and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. Notwithstanding anything in this Agreement to the contrary, inability of a Party to make payments when due, be profitable or to secure funds, arrange bank loans or other financing, obtain credit or have adequate capacity or production (other than for reasons of Force Majeure) shall not be regarded as events of Force Majeure.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“HollyFrontier” means HollyFrontier Corporation (formerly known as Holly Corporation), a Delaware corporation.

Annex A

“Lovington Crude Oil Pipeline Tankage” means the following crude oil tankage associated with the Lovington Delivery System:
(a) Crouch Station Tank 1038;
(b) Monument Junction Tank;
(c) Hobbs Station Tanks 5201 and 5202;
(d) Russell Station Tanks 5101, 5102 and 5103;
(e) Wood Station Tanks 5301 and 5302;
(f) Riley Station Tanks 5001 and 5003; and
(g) Baumgart Station Tank 5002.
“Lovington Delivery System” means the following crude oil pipelines:
(a) the Russell to Lovington pipeline (12-inch) – 23 miles;
(b) the Hobbs to Lovington pipeline (8-inch) – 20 miles;
(c) the Crouch to Lovington pipeline (6/8-inch) – 11 miles;
(d) the Russell to Hobbs pipeline (6-inch) – 20 miles; and
(e) the Gaines to Hobbs pipeline (6-inch) – 6 miles.
“Lovington Refinery” means the refining facilities owned by Navajo Refining near Lovington, New Mexico.
“Malaga TSA” means that certain Transportation Services Agreement dated as of July 16, 2013, to be effective as of 12:01 a.m., Dallas, Texas time, on June 1, 2013, by and between HFRM and the Operating Partnership, pursuant to which the Operating Partnership will provide certain transportation services for HFRM on the Pipeline System (as defined in the Malaga TSA).
“Minimum Pipeline Revenue Commitment” means the Minimum Roswell Pipeline Revenue Commitment, the Minimum Trunk Pipeline Revenue Commitment, the Minimum Gathering Pipeline Revenue Commitment and the Minimum Woods Cross Pipeline Revenue Commitment.
“Navajo Pipeline” means Navajo Pipeline Co., L.P., a Delaware limited partnership.
“Omnibus Agreement” means the Eighth Amended and Restated Omnibus Agreement, dated as of the date hereof, by and among Holly, the Partnership and certain of their respective subsidiaries.
“Original Pipelines Agreement” means that certain Pipelines and Tankage Agreement dated February 29, 2008, as amended.

Annex A

“Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Pipeline Assets” means, collectively: (i) the Crude Oil Trunk Pipelines; (ii) the Crude Oil Gathering Pipelines; (iii) the Woods Cross Pipelines; and (iv) the Roswell Products Pipeline.
“PPI” means the Producers Price Index-Commodities-Finished Goods, (PPI), et al., produced by the U.S. Department of Labor, Bureaus of Labor Statistics, series ID WPUSOP3000 (as of December 31, 2007) – located at http://www.bls.gov/data/.
“Prime Rate” means the prime rate per annum announced by Union Bank, N.A., or if Union Bank, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.
“Product” means Refined Products and Crude Oil.
“Refined Product” means jet fuel, gasoline, kerosene and diesel fuel.
“Refineries” means, collectively, the Artesia Refinery, the Lovington Refinery and the Woods Cross Refinery.
“Refinery Tankage” means, collectively:
(a) the crude oil tanks 1201A and 1201B at the Lovington Refinery;
(b) the crude oil tanks 103, 121 and 126 at the Woods Cross Refinery;
(c) the crude oil tank 437 at such time as HollyFrontier completes relocation of the tank within the Artesia Refinery; and
(d) the crude oil tank which will replace the current crude oil tank 439 at the Artesia Refinery, upon such time as HollyFrontier completes construction of the replacement tank.
“Roswell Products Pipeline” means the Artesia to Roswell (4-inch) – 36 mile pipeline that is currently dedicated to the transport of jet fuel.
“Roswell Terminal” means the terminal leased by HEP Pipeline, L.L.C. from the City of Roswell, and located in the Roswell International Air Center in Roswell, New Mexico and Tanks 1216, 1218 and 1219.
“Tankage Assets” means, collectively,
(a) the Refinery Tankage;

Annex A

(b) the Artesia Crude Oil Pipeline Tankage; and
(c) the Lovington Crude Oil Pipeline Tankage.
“Woods Cross Crude Oil Pipeline” means the 4 mile pipeline from Chevron to the Woods Cross Refinery (12 inch).
“Woods Cross Pipelines” means, collectively:
(a) the Woods Cross Crude Oil Pipeline;
(b) the Woods Cross Product Pipeline (Woods Cross-Chevron); and
(c) the Woods Cross Product Pipeline (Woods Cross-Pioneer).
“Woods Cross Product Pipeline (Woods Cross-Chevron)” means the 4 mile pipeline from Woods Cross Refinery to Chevron (8 inch).
“Woods Cross Product Pipeline (Woods Cross-Pioneer)” means the 2 mile pipeline from Woods Cross Refinery to Pioneer Pipeline (10 inch).
“Woods Cross Refinery” means the refining facilities located in Woods Cross, Utah.
“Woods Cross Refining” means Woods Cross Refining Company, L.L.C., a Delaware limited liability company.
In addition, the following terms have the meanings given to them in the Sections indicated in the following table:

Annex A

Term	Section
“Additives”	Section 2(g)
“Capital Calculation Notice”	Section 2(p)(ii)
“Capital Fee”	Section 2(p)(i)
“Claimant”	Section 12(e)
“Deficiency Notice”	Section 9(a)
“Deficiency Payment”	Section 9(a)
“DRA”	Section 2(g)
“Force Majeure Notice”	Section 3
“Gathering Pipeline Minimum Capacity”	Section 2(a)(ii)
“HEP Pipeline”	Preamble
“HEP Woods Cross”	Preamble
“HollyFrontier Entities”	Preamble
“HFRM”	Preamble
“Holly Refining – Woods Cross”	Preamble
“Incremental Capital”	Section 2(p)(i)
“Initial Tank Inspection Period”	Section 2(h)
“Initial Tank Inspections”	Section 2(h)
“Lease Connection Expense Cap”	Section 2(p)
“Letter Agreement”	Recitals
“Minimum Gathering Pipeline Revenue Commitment”	Section 2(a)(i)
“Minimum Roswell Pipeline Revenue Commitment”	Section 2(a)(i)
“Minimum Trunk Pipeline Revenue Commitment”	Section 2(a)(i)
“Minimum Woods Cross Pipeline Revenue Commitment”	Section 2(a)(i)
“Navajo Refining”	Preamble
“Operating Partnership”	Preamble
“Parties” or “Party”	Preamble
“Partnership Entities”	Preamble
“Purchase Agreement”	Recitals
“Refund”	Section 9(c)
“Respondent”	Section 12(e)
“Roswell Pipeline Minimum Capacity”	Section 2(a)(ii)
“Roswell Terminal Payment”	Section 2(d)
“Seller Parties”	Section 2(d)
“Tankage Revenue Commitment”	Section 2(c)
“Term”	Section 6
“Trunk Pipeline Minimum Capacity”	Section 2(a)(ii)
“Volume Incentive Tariff”	Section 2(b)(iii)
“Woods Cross Minimum Capacity”	Section 2(a)(ii)

Annex A

Annex A

SCHEDULE I
MINIMUM PIPELINE REVENUE COMMITMENT

Contract Year	Minimum Trunk Pipeline Revenue Commitment per Year	Minimum Gathering Pipeline Revenue Commitment per Year	Minimum Woods Cross Pipeline Revenue Commitment per Year	Minimum Roswell Pipeline Revenue Commitment per Contract Quarter
March 1, 2008	$13,552,450	$9,125,000	$730,000	$35,000
July 1, 2008	$14,076,293	$9,477,709	$758,217	$36,353
July 1, 2009	$14,963,451	$10,075,041	$806,003	$38,644
July 1, 2010	$14,963,451	$10,075,041	$806,003	$38,644
July 1, 2011	$15,596,689	$10,501,407	$840,113	$40,279
July 1, 2012	$16,524,864	$11,126,356	$890,108	$42,677

Schedule I-1

SCHEDULE II
VOLUME INCENTIVE TARIFF

Contract Year	Volume Incentive Tariff
January 1, 2009	$0.3258 per barrel
July 1, 2009	$0.3658 per barrel
July 1, 2010	$0.3658 per barrel
July 1, 2011	$0.3910 per barrel
July 1, 2012	$0.4246 per barrel

Schedule II-1

SCHEDULE III
TANKAGE REVENUE COMMITMENT

Contract Year	Tankage Revenue Commitment per Month
March 1, 2008	$184,000
July 1, 2008	$193,504
July 1, 2009	$208,215
July 1, 2010	$208,215
July 1, 2011	$222,544
July 1, 2012	$241,685

Schedule III-1

SCHEDULE IV
ROSWELL TERMINAL PAYMENT

Contract Year	Roswell Terminal Payment per Year
March 1, 2008	$100,000
July 1, 2008	$103,865
July 1, 2009	$110,411
July 1, 2010	$110,411
July 1, 2011	$115,083
July 1, 2012	$121,932

Schedule IV-1

EXHIBIT A

Attached to and made
Part of the Second Amended and Restated Crude Pipelines and Tankage Agreement, dated July 16, 2013

Crude Oil Trunk Pipeline Tariff Rate

If the average volume is equal to or in excess of 85,000 bpd in any month
Contract Year	Volumes less than 85,000 bpd average volume in any month	The first 85,000 bpd average volume in any month	The next 7,500 bpd average volume in any month	Any excess up to a maximum of 110,000 bpd average volume in any month	Any excess above 110,000 bpd average volume in any month
March 1, 2008	$0.47 per barrel	$0.40 per barrel	$0.30 per barrel	$0.20 per barrel	To be mutually agreed upon by the Parties
July 1, 2008	$0.4943 per barrel	$0.4243 per barrel	$0.3243 per barrel	$0.2243 per barrel	To be mutually agreed upon by the Parties
July 1, 2009	$0.5317 per barrel	$0.4619 per barrel	$0.3619 per barrel	$0.2619 per barrel	To be mutually agreed upon by the Parties
July 1, 2010	$0.5317 per barrel	$0.4619 per barrel	$0.3619 per barrel	$0.2619 per barrel	To be mutually agreed upon by the Parties
July 1, 2011	$0.5685 per barrel	$0.4937 per barrel	$0.3868 per barrel	$0.2799 per barrel	To be mutually agreed upon by the Parties
July 1, 2012	$0.6174 per barrel	$0.5362 per barrel	$0.4201per barrel	$0.3040 per barrel	To be mutually agreed upon by the Parties

Exhibit A – Page 1 to Second Amended and Restated Crude Pipelines and Tankage Agreement

EXHIBIT B

Attached to and made
Part of the Second Amended and Restated Crude Pipelines and Tankage Agreement, dated July 16, 2013

Crude Oil Gathering Pipelines Tariff Rate

Contract Year	Crude Oil Gathering Pipelines Tariff Rate
March 1, 2008	$0.50 per barrel (which includes storage in the Artesia Crude Oil Pipeline Tankage and Lovington Crude Oil Pipeline Tankage)
July 1, 2008	$0.5258 per barrel (which includes storage in the Artesia Crude Oil Pipeline Tankage and Lovington Crude Oil Pipeline Tankage)
July 1, 2009	$0.5658 per barrel (which includes storage in the Artesia Crude Oil Pipeline Tankage and Lovington Crude Oil Pipeline Tankage)
July 1, 2010	$0.5658 per barrel (which includes storage in the Artesia Crude Oil Pipeline Tankage and Lovington Crude Oil Pipeline Tankage)
July 1, 2011	$0.6047 per barrel (which includes storage in the Artesia Crude Oil Pipeline Tankage and Lovington Crude Oil Pipeline Tankage)
July 1, 2012	$0.6567 per barrel (which includes storage in the Artesia Crude Oil Pipeline Tankage and Lovington Crude Oil Pipeline Tankage)

Exhibit B – Page 1 to Second Amended and Restated Crude Pipelines and Tankage Agreement

EXHIBIT C

Attached to and made
Part of the Second Amended and Restated Crude Pipelines and Tankage Agreement, dated July 16, 2013

Woods Cross Pipelines Tariff Rate

Contract Year	Woods Cross Pipelines Tariff Rate
March 1, 2008	$0.25 per barrel
July 1, 2008	$0.2629 per barrel
July 1, 2009	$0.2829 per barrel
July 1, 2010	$0.2829 per barrel
July 1, 2011	$0.3024 per barrel
July 1, 2012	$0.3284 per barrel

Exhibit C – Page 1 to Second Amended and Restated Crude Pipelines and Tankage Agreement

EXHIBIT D

Attached to and made
Part of the Second Amended and Restated Crude Pipelines and Tankage Agreement, dated July 16, 2013

Roswell Product Pipeline Tariff Rate

Contract Year	Roswell Product Pipeline Tariff Rate
March 1, 2008	$0.45 per barrel with a $0.50 per barrel capital recovery surcharge (to be indexed and which expires February 28, 2013)
July 1, 2008	$0.4732 per barrel with a $0.50 per barrel capital recovery surcharge (to be indexed and which expires February 28, 2013)
July 1, 2009	$0.5092 per barrel with a $0.50 per barrel capital recovery surcharge (to be indexed and which expires February 28, 2013)
July 1, 2010	$0.5092 per barrel with a $0.50 per barrel capital recovery surcharge (to be indexed and which expires February 28, 2013)
July 1, 2011	$0.5442 per barrel with a $0.50 per barrel capital recovery surcharge (to be indexed and which expires February 28, 2013)
July 1, 2012	$0.5910 per barrel with a $0.50 per barrel capital recovery surcharge (to be indexed and which expires February 28, 2013)

Exhibit D – Page 1 to Second Amended and Restated Crude Pipelines and Tankage Agreement

EXHIBIT E

Attached to and made
Part of the Second Amended and Restated Crude Pipelines and Tankage Agreement, dated July 16, 2013

Flow Reversal Rate

Contract Year	Flow Reversal Rate
March 1, 2008	$0.40 per barrel
July 1, 2008	$0.40 per barrel
July 1, 2009	$0.5319 per barrel
July 1, 2010	$0.5319 per barrel
July 1, 2011	$0.5685 per barrel
July 1, 2012	$0.6174 per barrel

Exhibit E – Page 1 to Second Amended and Restated Crude Pipelines and Tankage Agreement